UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 2, 2015

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, 165 Broadway New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2015, Investment Technology Group, Inc. (“ITG”) terminated the employment of Robert Gasser as President and Chief Executive Officer of ITG.

Effective upon the termination of Mr. Gasser, ITG appointed R. Jarrett Lilien as its President and Chief Executive Officer, on an interim basis, pending the selection of a permanent Chief Executive Officer.

Mr. Lilien, age 53, has an extensive business background and expertise in the brokerage and broader financial services space.  In 2008, he founded and has since been the Managing Partner of Bendigo Partners, LLC, a venture capital investment firm.  Mr. Lilien currently serves on the board of directors of WisdomTree Investments, Inc. and Tradier, Inc., an asset management company that focuses on exchange-traded funds and a provider of technology, execution and brokerage services, respectively.  From 2003 to 2008, Mr. Lilien served as the President and Chief Operating Officer of E*TRADE Financial Corporation.  Previously, Mr. Lilien was President and Chief Brokerage Officer at E*TRADE Securities, Inc.  Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer at TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999.

Mr. Lilien and ITG are entering into an agreement pursuant to which Mr. Lilien will serve as Interim President and Chief Executive Officer at a rate of $65,000 per month.  In addition, Mr. Lilien will be eligible for a special performance bonus at the conclusion of his service in an amount to be determined in the discretion of the Board of Directors of ITG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

	By:	/s/ Angelique F.M. DeSanto
		Name:	Angelique F.M. DeSanto
		Title:	Managing Director, General Counsel and Secretary and Duly Authorized Signatory of Registrant

Dated: August 6, 2015